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                                                                       EXHIBIT 5

                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                         Philadelphia, PA 19103-6993
                                 215-962-5000
                               Fax: 215-903-5299


May 15, 1997


Converse, Inc.
One Fordham Road
North Reading, MA  01864

Re:  Converse, Inc.
     Registration Statements on Form S-3
     -----------------------------------

Ladies and Gentlemen:

We have acted as counsel to Converse Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-23791) (the "Initial Registration Statement") and a second Registration Statement on Form S-3 to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Rule 462(b) Registration Statement" and together with the Initial Registration Statement, the "Registration Statements"), relating to the offering of up to $80,000,000 principal amount of the Company's 7% convertible subordinated notes due 2004 (the "Notes"), which amount includes $10,000,000 principal amount of Notes that may be issued pursuant to an over-allotment option granted to the underwriters, and such indeterminate number of shares of common stock, no par value, stated value $1.00 per share (the "Common Stock"), of the Company as may be issued upon conversion of the Notes.

We have examined and are familiar with the Restated Certificate of Incorporation and the By-Laws of the Company and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records, including resolutions adopted by the Board of Directors of the Company. We have also examined copies of (a) the Registration Statements, (b) proposed form of Indenture (the "Indenture") to be entered into by the Company and First Union National Bank, as trustee, filed as Exhibit 4.1 to the Initial Registration Statement and such statutes and other records, instruments and documents that we have deemed necessary for the purposes of this opinion.



On the basis of and in reliance upon the foregoing, we are of the opinion that:
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Converse, Inc.
May 15, 1997
Page 2


1. When (a) the Registration Statements shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, (the "Securities Act"), (b) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, and shall have been duly executed and delivered by the parties thereto, (c) the Company shall have received payment in full for the Notes and (d) the Notes shall have been issued in the form and containing the terms described in the Registration Statements, the Indenture and the resolutions of the Company's Board of Directors (and any authorized committee thereof) authorizing the foregoing, the Notes will be valid and binding obligations of the Company.

2. The shares of Common Stock into which the Notes will be convertible, when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, will be legally issued, fully paid and nonassessable.

The opinions set forth herein are limited to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statements and to the reference to our firm under the caption "Legal Matters" included in the Initial Registration Statement and incorporated by reference into the Rule 462(b) Registration Statement, but we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP